Exhibit 10.2

March 4, 2005

Mark C. Rohr

2216 Monument Avenue

Richmond, Virginia 23220

Dear Mark:

On February 26, 1999, Albemarle Corporation provided you a letter agreement outlining the terms of your employment with the Company. Item 12 of that letter outlines the agreement regarding a Change of Control. Upon further review and discussion with the Executive Compensation Committee, the Company would like to amend and replace the first sentence of Item 12 as follows:

“In the event a Change of Control were to occur and one or more of the following events happen with respect to your employment within a period of 24 months thereafter, you may resign and receive a lump sum payment and other benefits as described below.”

This amendment is effective as of March 4, 2005. By signing below, you acknowledge your acceptance of this amendment.

Sincerely,

/s/ Jack P. Harsh
Jack P. Harsh
Vice President, Human Resources

/s/ Mark C. Rohr
Mark C. Rohr